Ehibit 99.1

Financial Contact:     Mimi Vaughn (615)367-7386
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO INC. ISSUES STATEMENT IN RESPONSE TO 13D FILING BY LEGION PARTNERS ASSET MANAGEMENT AND 4010 CAPITAL
NASHVILLE, Tenn., Jan. 16, 2018 --- Genesco Inc. (NYSE: GCO) today issued the following statement in response to the Schedule 13D filed by Legion Partners Asset Management, LLC and 4010 Capital, LLC and affiliated entities:

Genesco welcomes open communication with all its shareholders and values constructive input and suggestions that may advance its goal of enhancing shareholder value. We have engaged in various discussions with representatives of Legion Partners and expect to continue a constructive dialog.

Cautionary Note Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States private securities litigation reform act of 1995. These statements can be identified by terms and phrases such as “expect,” “continue,” and “may.” Such statements are subject to various uncertainties that could cause actual actions and results to differ materially. The Company undertakes no obligation to revise the forward-looking statements included in the press release to reflect any future events, actions or circumstances.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,725 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass & Co., and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.